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                                                                 EXHIBIT (12)(B)
                            FIRST UNION CORPORATION
                          COMPUTATIONS OF CONSOLIDATED
                      RATIOS OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
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
                                                                                  YEARS ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)                                            1994         1993         1992         1991         1990
EXCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations....................   $1,415,456    1,220,781      581,203      419,801      327,360
Fixed charges, excluding preferred stock dividends
  and capitalized interest..................................      705,306      530,024      473,158      705,944      990,476
(A.) Earnings...............................................   $2,120,762    1,750,805    1,054,361    1,125,745    1,317,836
Interest, excluding interest on deposits....................   $  619,698      467,181      405,297      652,393      949,046
One-third of rents..........................................       50,280       50,561       51,570       46,505       33,040
Preferred stock dividends*..................................      102,036       37,182       48,270       41,615       42,258
Capitalized interest........................................        1,120          285          381        2,326        3,144
(B.) Fixed charges..........................................   $  773,134      555,209      505,518      742,839    1,027,488
Consolidated ratios of earnings to fixed charges, excluding
  interest on deposits (A./B.)..............................         2.74X        3.15         2.09         1.52         1.28
INCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations....................   $1,415,456    1,220,781      581,203      419,801      327,360
Fixed charges, excluding preferred stock dividends
  and capitalized interest..................................    2,146,554    1,853,282    2,088,829    2,796,546    3,135,764
(C.) Earnings...............................................   $3,562,010    3,074,063    2,670,032    3,216,347    3,463,124
Interest, including interest on deposits....................   $2,060,946    1,790,439    2,020,968    2,742,996    3,094,334
One-third of rents..........................................       50,280       50,561       51,570       46,505       33,040
Preferred stock dividends*..................................      102,036       37,182       48,270       41,615       42,258
Capitalized interest........................................        1,120          285          381        2,326        3,144
(D.) Fixed charges..........................................   $2,214,382    1,878,467    2,121,189    2,833,442    3,172,776
Consolidated ratios of earnings to fixed charges, including
  interest on deposits (C./D.)..............................         1.61X        1.64         1.26         1.14         1.09
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* Includes redemption premium of $41,355,000 in 1994.